Exhibit 10.1

VERITAS FARMS, INC.

1512 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

NON-EMPLOYEE DIRECTOR

LETTER OF APPOINTMENT

________ __, 20__

_____________

_____________

_____________

Dear _______________:

We are writing to confirm the terms of your appointment as a non-employee director of Veritas Farms, Inc., a Nevada corporation (the “Company”).

1.	Appointment

1.1       Your appointment, which has been approved by the Company’s board of directors (the “Board”), will be effective ________ __, 20__.

1.2       You will hold your membership on the Board in accordance with the Nevada Revised Statutes, Chapter 78 (the “NRS78”) and the Company’s Bylaws as amended from time to time (the “Bylaws”). Nothing in this letter shall be taken to exclude or vary the terms of NRS78 or the Bylaws as they apply to you as a director of the Company.

2.	The Company’s obligations to you

The Board will take all reasonable efforts to provide accurate information to enable you to carry out your duties. Such information will be provided to you in a clear, well-presented and timely manner, validated, if required, by the executive officers as to reliability and accuracy. The Board will also make best efforts to procure for you within a reasonable time-scale any information about the business of the Company that you specifically and reasonably request from time to time in order to enable you to carry out your duties.

3.	Your duties

3.1       As a non-employee director, you have the same general legal responsibilities to the Company as any other director, which are summarized on Exhibit A attached hereto.

3.2	Other duties, in accordance with the Bylaws, include:

3.2.1	We will expect you to attend Board meetings at a location (and in such manner, for example, by telephone) on dates subject to reasonable notice, unless prevented by illness or other good cause. Further meetings may be required if the Company is engaged in acquisitions, investments or other corporate transactions. In addition to meetings of the Board, you will also be required to attend the Annual Meeting of the Shareholders of the Company unless your absence has been authorized by the Board. In addition, you will of course be expected to devote such time as is appropriate to prepare ahead of each meeting.

3.2.2	You may be required and agree in advance to serve on one or more of the Board’s committees, or sub-committees when formed, as the Board may decide and in particular upon the audit, compensation and/or corporate governance committees.

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3.2.3	In addition to your duties above, you may also be asked to attend other functions, meetings or events relating to the Company from time to time and, subject to your availability you may from time to time be consulted by other directors on matters to which your experience, knowledge or skills are of relevance.

3.3      You will undertake your duties to the best of your skill and ability and will discharge your responsibilities as non-employee director of the Company in good faith and in the interests of the Company.

3.4      You will devote such time and attention as is necessary for the proper discharge of your responsibilities as non-employee director.

3.5      By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of this role. The prior consent of the Board should be obtained before accepting any commitments that might affect, or conflict with, your role as a non-employee director of the Company.

3.6      You will have no authority to commit the Company or to enter into any legally binding obligation on behalf of the Company or to exercise any powers of the Company.

4.	Other obligations on you

4.1      You will provide all necessary information to enable the Company to comply with its reporting requirements under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 and comply with requirements expected to be undertaken by a director.

4.2      You will comply with the Company’s rules and policies, in effect from time to time relating to the purchase, sale and trading of the Company’s common stock (the “Shares”) by directors and their families and procure compliance, so far as you are able, by your spouse and any other family members to whom such rules and policies apply.

4.3      You are generally reminded of your obligations and responsibilities as a director arising from the trading of the Shares on the particular market where the Shares are being traded from time to time. Consequently, you should avoid making any statements that might risk a breach of these requirements.

5.	Fees and Expenses

5.1      In consideration of the performance of your duties outlined above, you will be granted an annual option pursuant to the Company’s 2017 Stock Incentive Plan (the “Plan”) to purchase 100,000 Shares with an exercise price equal to Fair Market Value (as defined in the Plan) as of the date of grant. The Option will vest in four quarterly installments of 25,000 Shares each commencing ninety (90) days from the date of grant, contingent upon your continued service as a director. The option, to the extent vested will expire ten (10) years from the date of grant and will be otherwise subject to the terms and conditions of the Plan.

5.2     The Company will also reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office including travelling expenses necessarily incurred by you to attend Board meetings. Expenses should be submitted for reimbursement monthly in writing.

5.3      On termination of the appointment for any reason, you will not be entitled to any compensation for loss of office.

6.	Outside Interests

It is understood that you have business interests other than those of the Company, and indeed, the fact that you do so is of substantial benefit to the Company and enables you to make a full contribution to the work of the Board by bringing your other experience to bear. If through your other business interests, you become aware of a potential conflict of interest with your position with the Company you should notify the other directors promptly.

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7.	Confidential Information

7.1      During your service as a director you may have access to and become familiar with various secret, proprietary and/or confidential information (“Confidential Information”). You must not at any time whether before or after the termination of your service with the Company disclose to any person, firm, company or organization whatsoever nor use, share, print nor publish any Confidential Information relating to the Company or its business, except in the proper performance of your duties or with the prior written consent of the Board or as required by law. For the purposes of this Agreement, paragraph, information shall be deemed to be “Confidential Information” if a reasonable business person would expect that the Company wishes it to be confidential. “Confidential Information” shall include but not be limited to lists or details of customers, details of customers’ contracts, license agreements, customers’ requirements, information relating to any process or invention, engineering developments, schematics, analysis or research used or produced by the Company and any subsidiary or affiliate of the Company or any consultant, or any third party research provider or other service provider to or on behalf of the Company, information and knowledge pertaining to business methods, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales and profit figures, contact lists, and relationships between the Company and the Company’s, customers, clients, employees, licensees, suppliers, and others who have business dealings with the Company, computer codes (whether source or object), computer programs or applications, software specifications, user and/or instruction manuals and/or any other documentation relating to such computer programs or applications, databases of suppliers, customers/clients, employees and target customers/clients, product lists, service level agreements, price lists, discounts, mark-ups, marketing plans, future business strategy, tenders, price-sensitive information, staff salary and incentive details, financial management and organisational information of the Company, any litigation or threatened action involving the Company, all information in respect of which the Company is bound by an express or implied obligation of confidence to any third party and any other matter which is notified to you during the course of your appointment as being secret, proprietary or confidential. This does not apply to any information in the public domain of which you are aware independently of this appointment.

7.2      You shall use the same level of care to prevent any unauthorized use or disclosure of the Confidential Information as you exercise in protecting your own information of a similar nature, but in no event less than a reasonable standard of care. You shall not, without the prior written consent of the Company, make use of the Confidential Information disclosed to it for any purpose other than conducting in good faith your duties as director of the Company, This Section will remain in force for three (3) years following the termination of your service as a director. All documents and other tangible objects containing or representing Confidential Information that has been disclosed by the Company that are in your possession shall be and remain the property of the Company and shall be promptly returned to the Company upon request.

8.	Non-Competition during and after Termination of Service

8.1      The Company may protect its goodwill and trade connections from any unfair competition.

8.2      Throughout the term of your service on the Board and for twelve (12) months after termination of your service on the Board, you are not permitted to seek business nor solicit any person, firm or company who at any time during the twelve (12) months immediately preceding such termination has been a customer of the Company, or done business with it and any of the Company’s employees.

9.	Termination

The Company may terminate your service on the Board at any time in accordance with the provisions of the NRS78. All provisions of this letter, other than the confidentiality provisions of Section 7 and the restrictive covenant in Section 8 hereof, shall terminate simultaneous with the termination of your service on the Board.

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10.	Professional Advice

Occasions may arise when you consider that you need professional advice in connection with the performance of your duties as a director and you will be able to consult the Company’s advisers for this purpose. Circumstances may occur when it may be appropriate for you to seek such advice from independent advisers at the Company’s expense. Such circumstances would be unusual and, if possible, the other directors should be referred to in the first instance.

11.	Representation and Warranties; Indemnification

11.1   You represent and warrant that you are duly qualified to perform the duties hereunder, and further covenant that in performing your duties hereunder, you will not engage in activity that is in violation of applicable laws or subject the Company to liability thereunder. You further warrant that your execution of this Agreement and your service on the Board does not violate any agreement to which you are a party nor give any prior employer, partner, associate or any other person any legal or equitable rights against you or the Company.

11.2   The Company will use its commercially reasonable efforts to obtain a directors’ and officers’ insurance policy in an amount of not less than $1,000,000 (the “D&O Insurance”) as soon as commercially practicable and the Company further agrees to sign the Indemnification Agreement in the form of Exhibit B attached hereto (the “Indemnification Agreement”). To the fullest extent permitted by NRS78, the Company agrees that it will not voluntarily change the terms of such D&O Insurance to your detriment at anytime while you are entitled to benefit of such D&O Insurance or Indemnification Agreement. Additionally, you shall be entitled to such indemnification by the Company as is prescribed in NRS78, the Company’s articles of incorporation and the Bylaws, each as amended from time to time.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13.	“The Company” Defined

For purposes of this Agreement, “The Company” means any assignee or other successor in interest of the Company, and any parent, subsidiary or other corporation, limited liability company, partnership, or other entity which is owned or controlled by, which owns or controls or which is under common ownership or control with the Company.

Please sign and return to me the enclosed copy to acknowledge acceptance of the terms set out herein.

Sincerely yours,

VERITAS FARMS, INC.

By:
Alexander M. Salgado, Chief Executive Officer

I hereby agree to act as a non-employee director of Veritas Farms, Inc. upon and subject to the terms and conditions set forth in this Letter of Appointment.

Print Name:

Date

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EXHIBIT A

Duties

Non-employee directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs.

The Board:

●	Provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

●	Set the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

●	Sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all directors, the role of a non-employee director has the following key elements:

●	Strategy: constructively challenge and contribute to the development of strategy;

●	Performance: scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

●	Risk: satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

●	People: be responsible for determining appropriate levels of remuneration of executive directors, taking a prime role in appointing, and where necessary, removing senior management and in succession planning.

Non-employee directors are expected to serve as a member of at least one of the audit, compensation and corporate governance committees of the Company.

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EXHIBIT B

Indemnification Agreement

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of the ___ day of ________ __, 20__ is made by and between VERITAS FARMS, INC., a Nevada corporation having its principal offices at 1512 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL 33301 (the “Company”) and ________________________________________________ , residing at ________________________________________________ (“Indemnitee”).

RECITALS

WHEREAS, the Company and Indemnitee recognize that the present state of the law is too uncertain to provide the Company’s directors and officers with adequate and reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Company; and

WHEREAS, the Company and Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate directors and officers in connection with their activities in such capacities and by reason of their status as such; and

WHEREAS, the Company and Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most directors and officers of the Company; and

WHEREAS, the Company and Indemnitee recognize that the legal risks and potential liabilities, and the threat thereof, associated with proceedings filed against the officers and directors of the Company bear no reasonable relationship to the amount of compensation received by the Company’s directors and officers; and

WHEREAS, the Company, after reasonable investigation prior to the date hereof, has determined that the directors’ and officers’ liability insurance coverage (“D & O Insurance”) available to the Company as of the date hereof is inadequate, unreasonably expensive or both. The Company believes, therefore, that the interest of the Company and its current and future shareholders would be best served by a combination of (i) such D & O Insurance as the Company may obtain pursuant to the Company’s obligations hereunder and (ii) a contract with its directors and officers, including the Indemnitee, to indemnify them to the fullest extent permitted by law (as in effect on the date hereof, or, to the extent any amendment may expand such permitted indemnification, as hereafter in effect) against personal liability for actions taken in the performance of their duties to the Company; and

WHEREAS, Nevada Revised Statutes, Section 78 (“NRS78”)empowers Nevada corporations to indemnify their directors and officers and further states that the indemnification provided by NRS78 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office; thus, NRS78 does not by itself limit the extent to which the Company may indemnify persons serving as its directors and officers; and

WHEREAS, the Company’s Articles of Incorporation and Bylaws authorize the indemnification of the directors and officers of the Company in excess of that expressly permitted by NRS78; and

WHEREAS, the board of directors of the Company has concluded that, to retain and attract talented and experienced individuals to serve as directors and officers of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its directors and officers and to assume for itself liability for expenses and damages in connection with claims against such directors and officers in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its shareholders; and

WHEREAS, the Company desires and has requested Indemnitee to serve as a non-employee director of the Company, free from undue concern for the risks and potential liabilities associated with such services to the Company; and

WHEREAS, Indemnitee is willing to serve as a non-employee director of the Company, provided, and on the expressed condition, that the Indemnitee is furnished with the indemnification provided for herein.

AGREEMENT

NOW, THEREFORE, the Company and Indemnitee agree as follows:

1.            Definitions.

(a)       “Expenses” means, for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee’s counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding.

(b)       “Proceeding” means, for the purposes of this Agreement, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including an action brought by or in the right of the Company) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on his or her part while acting as such director or officer or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director or officer of the foreign or domestic corporation which was a predecessor corporation to the Company or of another enterprise at the request of such predecessor corporation, whether or not he or she is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(c)       “The Company” means, for purposes of this Agreement, the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary or other corporation, limited liability company, partnership, or other entity which is owned or controlled by, which owns or controls or which is under common ownership or control with the Company.

2.            Agreement to Serve.Indemnitee agrees to serve or continue to serve as a non-employee director officer of the Company to the best of his or her abilities at the will of the Company or under separate contract, if such contract exists, for so long as Indemnitee is duly elected or appointed and qualified or until such time as the Indemnitee tenders his or her resignation in writing.

3.            Indemnification.

(a)       Third Party Proceedings. The Company shall indemnify Indemnitee against Expenses, judgments, fines, penalties or amounts paid in settlement (if the settlement is approved in advance by the Company) actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Company) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of Nolo Contedre or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or, with respect to any criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)          Proceedings by or in the Right of the Company. To the fullest extent permitted by law, the Company shall indemnify Indemnitee against Expenses and amounts paid in settlement, actually and reasonably incurred by Indemnitee in connection with a Proceeding by or in the right of the Company to procure a judgment in its favor if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged liable to the Company in the performance of Indemnitee’s duty to the Company and its shareholders unless and only to the extent that the court in which such action or Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses and then only to the extent that the court shall determine.

(c)          Scope. Notwithstanding any other provision of this Agreement but subject to Section 3(b) and Section 14(b), the Company shall indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s Bylaws or NRS78.

4.            Limitations on Indemnification. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)          Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under applicable law;

(b)          Excluded Indemnification Payments. To indemnify or advance Expenses in violation of any prohibition or limitation on indemnification under the statutes, regulations or rules promulgated by any state or federal regulatory agency having jurisdiction over the Company;

(c)          Claims Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under NRS78, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the board of directors has approved the initiation or bringing of such suit;

(d)          Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous;

(e)          Insured Claims. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company or any other policy of insurance maintained by the Company or Indemnitee; or

(f)          Claims under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

5.              Determination of Right to Indemnification. Upon receipt of a written claim addressed to the board of directors for indemnification pursuant to Section 3, the Company shall determine by any of the methods set forth in NRS78whether Indemnitee has met the applicable standards of conduct which makes it permissible under applicable law to indemnify Indemnitee. If such standards have been met and a claim under Section 3 is not paid in full by the Company within ninety (90) days after such written claim has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. The court in which such action is brought shall determine whether Indemnitee or the Company shall have the burden of proof concerning whether Indemnitee has or has not met the applicable standard of conduct.

6.             Advancement and Repayment of Expenses. Subject to Section 4, the Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding within 30 days after receiving from Indemnitee the copies of invoices presented to Indemnitee for such Expenses, if Indemnitee shall provide an undertaking to the Company to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. Notwithstanding the foregoing, in a proceeding brought by the Company directly, in its own right (as distinguished from an action bought derivatively or by any receiver or trustee), the Company shall not be required to make the advances called for hereby if the board of directors determines, in its sole discretion, that it does not appear that Indemnitee has met the standards of conduct which make it permissible under applicable law to indemnify Indemnitee and the advancement of Expenses would not be in the best interests of the Company and its shareholders.

7.             Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Company of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Company shall nevertheless indemnify or pay advancements to the Indemnitee for the portion of such Expenses or liabilities to which the Indemnitee is entitled.

8.             Notice to Company by Indemnitee. Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided, however, that any delay in so notifying the Company shall not constitute a waiver by Indemnitee of her rights hereunder. The written notification to the Company shall be addressed to the board of directors and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court in which the Proceeding is pending. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

9.             Maintenance of D & O Insurance.

 (a)       Subject to Section 4, the Company hereby agrees that so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 9(b), shall use reasonable commercially reasonable efforts to obtain and maintain in full force and effect D & O Insurance which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’ directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer.

 (b)       Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

 (c)       If, at the time of the receipt of a notice of a claim pursuant to Section 8, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

10.           Defense of Claim. In the event that the Company shall be obligated under Section 6 hereof to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (a) Indemnitee shall have the right to employ counsel in any such Proceeding at Indemnitee’s expense; and (b) if (i) the employment of counsel by Indemnitee has been previously authorized by the Company; or (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of such defense; or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

11.          Attorneys’ Fees. In the event that Indemnitee or the Company institutes an action to interpret or enforce or otherwise arising under this Agreement, the Company shall reimburse Indemnitee for all of the Indemnitee’s reasonable fees and expenses in bringing and pursuing such action or defense, unless as part of such action or defense, a court of competent jurisdiction determines that the material assertions made by Indemnitee as a basis for such action or defense were not made in good faith or were frivolous.

12.           Continuation of Obligations. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee served in any capacity referred to herein.

13.           Successors and Assigns. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

14.           Non-Exclusivity.

 (a)       The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that Indemnitee may have under any provision of law, the Company’s Articles of Incorporation or Bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements or otherwise, both as to action in Indemnitee’s official capacity and action in another capacity while occupying Indemnitee’s position as a director or officer of the Company.

 (b)       In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expand the right of a Nevada corporation to indemnify its directors and officers, Indemnitee’s rights and the Company’s obligations under this Agreement shall be expanded to the full extent permitted by such changes. In the event of any changes in any applicable law, statute or rule, which narrow the right of a Nevada corporation to indemnify a director or officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

15.            Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in NRS78, such provisions shall not be effective unless and until the Company’s Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts of omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.           Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 16. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

17.           Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada, without reference to its conflict of law principals. To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

18.           Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand; or (b) sent by nationally recognized overnight courier. Notice shall be deemed effective on receipt. Addresses for notice to either party are as shown on the first page of this Agreement, or as subsequently modified by written notice.

19.           Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the appropriate state or federal regulatory agency to submit for approval any request for indemnification, and has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

20.           Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .PDF or other electronic transmission) each of which shall constitute an original and which, when taken together, shall constitute a single document.

21.           Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

THE COMPANY:

VERITAS FARMS, INC.

By:
Alexander M. Salgado, Chief Executive Officer

INDEMNITEE:

Print Name:

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